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                                                                  EXHIBIT 3.1(A)

                         CERTIFICATE OF INCORPORATION

                                      OF

                         OMNIVISION TECHNOLOGIES, INC.

     FIRST.  The name of the corporation is OmniVision Technologies, Inc.

     SECOND. The address of the corporation's registered office in the State of Delaware, is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares ("Preferred") and Common Shares ("Common"). The total number of Common this Corporation shall have authority to issue is 100,000,000, $0.001 par value. The total number of shares of Preferred this Corporation shall have authority to issue is 12,783,336, $0.001 par value. The Preferred may be issued in series. 4,450,003 shares of Preferred are designated as Series A Preferred ("Series A Preferred"), 4,000,000 shares of Preferred are designated as Series B Preferred ("Series B Preferred") and 4,333,333 shares of Preferred are designated as Series C Preferred ("Series C Preferred").

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

     1.  Dividends.  The holders of the Series A Preferred, Series B Preferred
         ---------
and Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $0.06, $0.15 and $0.30 per share per annum, respectively, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividends or other distributions shall be made with respect to the Common Stock during any fiscal year unless the Board of Directors during such fiscal year shall have declared a dividend on the Preferred at such annual rate for each quarter of such fiscal year of the Corporation including the quarter in which such dividends on Common Stock are declared. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred unless declared by the Board of Directors.

     2.  Liquidation Preference.  In the event of any liquidation, dissolution,
         ----------------------
or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

         (a) The holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of (i) $0.06 per share for each share of Series A Preferred then
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held by them, (ii) $0.15 per share for each share of Series B Preferred then held by them, and (iii) $0.30 per share for each share of Series C Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Preferred. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive. After payment has been made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to share ratably among themselves in all the remaining assets.

         (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation, unless the shareholders of this Corporation hold less than fifty percent (50%) of the voting equity securities of the successor or surviving corporation in which case such consideration, merger or sale of assets shall be treated as a liquidation, dissolution or winding up.

         (c) The liquidation preference of holders of Preferred Stock provided herein shall not be deemed to be impaired by distributions made by the Corporation in connection with the repurchase of shares of Common Stock at the lower of fair market value or the original issue price from former employees or consultants upon termination of their employment or services pursuant to stock restriction agreements between the Corporation and such persons approved by the Corporation's Board of Directors, and such holders shall be deemed to have consented to such repurchases.

     3.  Voting Rights.
         -------------

         (a)  Vote Other Than for Directors. Except as otherwise required by
              -----------------------------
law, each share of Common issued and outstanding shall have one vote and each share of Series A, Series B and Series C Preferred issued and outstanding shall have the number of votes equal to the number of Common shares into which the Series A, Series B or Series C Preferred is convertible as adjusted from time of time pursuant to Section 4 hereof.

         (b)  Voting for Directors. The Board of Directors shall consist of
              --------------------
eight (8) members. For so long as 50% or more of the issued shares of Series B Preferred have not been converted into Common, the holders of the shares of Series B Preferred voting as a series shall be entitled to elect two (2) directors. The holders of Common, Series A and Series C Preferred voting together as a single class shall be entitled to elect six (6) directors. In the event that 50% or more of the outstanding shares of Series B Preferred have been converted into Common, then directors shall thereafter be elected by the holders of the Series A Preferred, Series B Preferred and Series C

                                      -2-
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Preferred and Common voting as provided in Section 3(a). A vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Series B Preferred voting as a separate series shall be filled by the vote or written consent of the holders of a majority of the Series B Preferred. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Common, Series A and Series C Preferred voting together as a class shall be filled by the vote or written consent of the holders of a majority of the Common, Series A and Series C Preferred. A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class or series with voting power entitled to elect him in accordance with this Section 3(b) and the California Corporations Code.

         (c)  Cumulative Voting. The holders of Common and Series A, Series B
              -----------------
and Series C Preferred shall be entitled to cumulative voting rights as to the directors to be elected by each series or class, or the combined classes (as provided in Section 3(b) above), in accordance with the provisions of Section 708 of the California Corporations Code.

     4.   Conversion.  The holders of the Series A Preferred, Series B
          ----------
Preferred and Series C Preferred have conversion rights as follows (the "Conversion Rights"):

         (a)  Right to Convert. Each share of Series A Preferred, Series B
              ----------------
Preferred and Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series A Preferred by dividing Sixty Cents ($0.60) by the Series A Conversion Price, in the case of the Series B Preferred by dividing One Dollar and Fifty Cents ($1.50) by the Series B Conversion Price, and in the case of the Series C Preferred by dividing Three Dollars ($3.00) by the Series C Conversion Price each such Conversion Price to be determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series A Conversion Price") shall initially be Sixty Cents ($0.60) per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the "Series B Conversion Price") shall initially be One Dollar and Fifty Cents ($1.50) per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred (the "Series C Conversion Price") shall initially be Three Dollars ($3.00) per share of Common Stock. Such initial Conversion Prices shall be subject to adjustment as hereinafter provided.

         (b)  Automatic Conversion. Each share of Series A Preferred, Series B
              --------------------
Preferred and Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation and selling shareholders, if any, to the public at an aggregate offering price to the public of not less than $10,000,000, or (ii) the written consent of holders of not less than a majority of the then outstanding shares of Preferred Stock. In the event of the automatic conversion of the Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such

                                      -3-
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conversion of Preferred shall not be deemed to have converted such
Preferred until immediately prior to the closing of such sale of securities.

         (c)  Mechanics of Conversion. No fractional shares of Common Stock
              -----------------------
shall be issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d)  Adjustments to Conversion Price for Certain Issues.
              --------------------------------------------------

              (i)  Special Definitions. For purposes of this Section 4(d), the
                   -------------------
following definitions shall apply:

                   (1)  'Options' shall mean rights, options or warrants to
                         -------
subscribe for, purchase or otherwise acquire either Common or Convertible Securities.

                   (2) 'Original Issue Date' shall mean the date that shares of
                        -------------------
Series C Preferred are first issued by the corporation.

                   (3)  'Convertible Securities' shall mean any evidences of
                         ----------------------
indebtedness, shares (other than Common) or other securities convertible into or exchangeable for Common.

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                   (4)  'Additional Shares of Common' shall mean all shares of
                         ---------------------------
Common issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the corporation upon or after the Original Issue Date, other than shares of Common issued or issuable at any time:

                        (A) upon conversion of the shares of Series A Preferred, Series B Preferred and Series C Preferred authorized herein;

                        (B) shares of Common issued to officers, directors, and employees of, and consultants to, the corporation to be designated and approved by the Board of Directors;

                        (C) as a dividend or distribution on Series A, Series B and Series C Preferred;

                        (D)  by way of a subdivision, combination or
consolidation of shares of Common described in Section 4(d)(vi) below; and

                        (E) pursuant to a distribution described in Section 4(d)(vii) below or pursuant to a reorganization, reclassification, exchange or substitution described in Section 4(d)(viii) below.

              (ii)   No Adjustment of Conversion Price. No adjustment in the
                     ---------------------------------
respective Conversion Prices of a particular share of Series A, Series B or Series C Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the corporation is less than the respective Conversion Prices in effect on the date of, and immediately prior to such issue, for such share of Series A, Series B or Series C Preferred.

              (iii)  Deemed Issue of Additional Shares of Common; Options and
                     --------------------------------------------------------
Convertible Securities. In the event the corporation at any time or from time to
----------------------
time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                      -5-
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                        (A)  no further adjustment in the Conversion Price shall
be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                        (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                             (I)  in the case of Convertible Securities or
Options for Common, the only Additional Shares of Common issued were shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and

                             (II) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                        (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                        (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

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                             (iv) Adjustment of Series A Conversion Price,
                                  ---------------------------------------
Series B Conversion Price and Series C Conversion Price Upon Issuance of
------------------------------------------------------------------------
Additional Shares of Common.
---------------------------

                                  (1)  In the event this corporation shall issue
Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this Section 4(d)(iv), all shares of Common issuable upon conversion of outstanding Convertible Securities (including Series A, Series B and Series C Preferred), or Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 4(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                             (v)  Determination of Consideration. For purposes
                                  ------------------------------
of this Section 4(d), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                                  (1)  Cash and Property: Such consideration
                                       -----------------
shall:

                                       (A) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the corporation excluding amounts paid or payable for accrued interest, accrued dividends, expenses, discounts or commissions;

                                       (B)  insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                       (C)  in the event Additional Shares of
Common are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                  (2)  Options and Convertible Securities.
                                       ----------------------------------
The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

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                             (x)  the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                             (y)  the maximum number of shares of Common (as set
forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

              (vi)      Adjustments for Subdivisions, Combinations or
                        ---------------------------------------------
Consolidation of Common. In the event the outstanding shares of Common shall be
-----------------------
subdivided (by stock split or otherwise), into a greater number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (vii)     Adjustments for Other Distributions. In the event the
                        -----------------------------------
corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive any distribution payable in securities of the corporation, then and in each such event provision shall be made so that the holders of Series A, Series B and Series C Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the corporation which they would have received had their Series A, Series B and Series C Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A, Series B and Series C Preferred.

              (viii)    Adjustments for Reorganization, Reclassification,
                        ------------------------------------------------
Exchange and Substitution. If the Common issuable upon conversion of the Series
-------------------------
A, Series B and Series C Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization (unless such reorganization is deemed a liquidation under Section 2(b) hereof), reclassification or otherwise (other than a subdivision or combination of shares provided for above), the respective Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A, Series B and Series C Preferred shall be convertible into, in lieu of the number of shares of Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common that would have been subject to receipt by the holders upon conversion of the Series A, Series B and Series C Preferred immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A, Series B and Series C Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the respective Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A, Series B and Series C Preferred.

          (a) No Impairment.  Except as provided in Section 7, the Corporation
              -------------
will not, by amendment of its Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (b) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Price or the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (c) Reservation of Stock Issuable Upon Conversion.   This Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (d) Notices of Record Date.  In the event that this Corporation shall
              ----------------------
propose at any time:

              (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

              (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

              (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

     then, in connection with each such event, this Corporation shall send to the holders of Preferred Stock:

                        (1) at least 20 days= prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                        (2)  in the case of the matters referred to in (iii) and
(iv) above, at least 20 days= prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

     5.  Redemption. Shares of Series A Preferred, Series B Preferred and Series
         ----------
C Preferred are not redeemable.

     6.  Covenants. In addition to any other rights provided by law, so long as
         ---------
at least fifty percent (50%) of the Series A, Series B and Series C Preferred originally issued by this Corporation shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class:

         (a) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series A Preferred, Series B Preferred or Series C Preferred;

         (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred, Series B Preferred or Series C Preferred;

         (c) increase the authorized number of shares of Preferred or reclassify any shares of Common Stock and any other shares of this Corporation other than the Series A Preferred, Series B Preferred or Series C Preferred into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred, Series B Preferred or Series C Preferred; or

         (d) authorize or take any action with respect to a consolidation or merger of this Corporation with or into another corporation, or a sale of substantially all of the assets of the Corporation in exchange in whole or in part for the equity securities of an acquiring corporation.

     Notwithstanding the foregoing, the above actions may not be taken unless the effect thereof is to treat all outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred equally.

     FIFTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

     SIXTH.  The Corporation is to have perpetual existence.

     SEVENTH. Limitation of Liability.  To the fullest extent permitted by the
              -----------------------
General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

              Indemnification.  The corporation may indemnify to the fullest
              ---------------
extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

              Amendments. Neither any amendment nor repeal of this Article
              ----------
SEVENTH, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

     EIGHTH. In the event any shares of Preferred shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be reissuable by the corporation.

     NINTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulations of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that notwithstanding the provisions of Article FOURTH, Section 3 above, effective upon the closing of a

Qualified Public Offering (as defined below) and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code:

         1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

              The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of a Qualified Public Offering and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of Qualified Public Offering and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of a Qualified Public Offering and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Each holder of voting stock or of any class or Series thereof shall be entitled to cumulative voting rights as to the directors to be elected by each Series or class or the combined classes in accordance with the provisions of Section 214 of the Delaware General Corporation Law.

              Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

              Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

         2. The directors of the corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

         3. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation's Bylaws by the stockholders of this corporation: 2.3 (Annual Meeting) and 2.4 (Special Meeting).

         4. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

         5. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

         6. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

         "Qualified Public Offering" as used in this Certificate of Incorporation shall mean the corporation's initial firm commitment underwritten public offering pursuant to an effective registration under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public.

     TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

     ELEVENTH. Following a Qualified Public Offering and at such time as the corporation is no longer subject to Section 2115 of the California Corporations Code, notwithstanding any other provision in this Certificate of Incorporation or in any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative voting of the holders of any particular class or Series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article NINTH or this Article ELEVENTH.

     TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter described by statute, except as provided in Article ELEVENTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

     THIRTEENTH. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     FOURTEENTH.  The name and mailing address of the incorporator are:

                            Marianne Stark Bradley
                            Senior Legal Assistant
                       Wilson Sonsini Goodrich & Rosati
                              650 Page Mill Road
                             Palo Alto, CA  94304

     The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.

Dated:  February 28, 2000


                                    --------------------------------
                                    Incorporator